UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2007

ANNTAYLOR STORES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10738	13-3499319
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 Times Square

New York, NY 10036

(Address, including Zip Code, of Registrant’s Principal Executive Offices)

(212) 541-3300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed

Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)	Adoption of Performance Measures

On March 14, 2007, the Compensation Committee established performance goals and target award percentages for each participant eligible to earn cash bonuses under the Company’s Management Performance Compensation Plan (“Performance Compensation Plan”) and 2004 Long-Term Cash Incentive Plan.

The bonuses payable to the “named executive officers” (as defined in Item 402 of Regulation S-K) under the Performance Compensation Plan are based on the achievement of certain company-wide net income goals approved by the Compensation Committee. The Compensation Committee also designated annual performance targets for cycles under the Company’s 2004 Long-Term Cash Incentive Plan based on a combination of return on net assets and earnings per share that must be achieved for incentive compensation to be paid for such cycles.

Under the Performance Compensation Plan, a named executive officer’s incentive target is a percentage of his/her base salary ranging from 60% to 110% depending on corporate title and responsibilities.

Performance Measures established for Restricted Stock

The Compensation Committee set earnings per share as the performance metric for fiscal year 2007 to be achieved with respect to vesting of one-third of the 200,000 shares of performance-based restricted shares awarded to Ms. Krill on October 1, 2005. The Compensation Committee also set earnings per share as the performance metric for fiscal years 2007, 2008 and 2009 relating to the vesting of 25,000 shares of performance-based restricted stock granted to Ms. Krill on March 15, 2007. These performance-based restricted shares will vest in three equal annual installments if the Company achieves the respective target for the applicable fiscal year.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANNTAYLOR STORES CORPORATION

	By:	/s/ Barbara K. Eisenberg
Barbara K. Eisenberg
Date: March 20, 2007		Executive Vice President,
General Counsel and Secretary

3